EXHIBIT 10.63

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on December 1, 2020 (“Effective Date”) by and between Vireo Health, Inc., a Delaware corporation (the “Company”) and Patrick Peters, an individual residing in the State of New Jersey (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Company desires to continue to employ Employee pursuant to the terms of this Agreement and Employee desires to accept such employment pursuant to the terms of this Agreement; and

WHEREAS, during Employee’s employment with the Company, Employee has been and will become acquainted with technical and nontechnical information which the Company has developed, acquired and uses, or which the Company has developed, acquired or used, or will develop, acquire or use, and which is commercially valuable to the Company and which the Company desires to protect, and Employee may contribute to such information through inventions, discoveries, improvements or otherwise.

NOW, THEREFORE, in consideration of the employment of Employee by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Employee, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.Nature and Capacity of Employment.

1.1Title and Duties. Effective as of Effective Date, the Company will employ Employee as its Executive Vice President - Retail, or such other title as may be assigned to Employee by the Company’s Chief Executive Officer from time to time, pursuant to the terms and conditions set forth in this Agreement. Employee will perform such duties and responsibilities for the Company as the Company’s Chief Executive Officer may assign to Employee from time to time consistent with Employee’s position. The Employee hereby agrees to act in that capacity under the terms and conditions set forth in this Agreement. Employee shall serve the Company faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law, excepting only the Controlled Substances Act as it applies to the state-licensed operations of the Company. Employee shall devote Employee’s full working time, attention and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Company’s business interests. Employee shall follow applicable policies and procedures adopted by the Company from time to time, including without limitation the Company’s Code of Conduct, Employee Handbook and other Company policies, including those relating to business ethics, conflict of interest, non-discrimination and non-harassment. Employee shall not, without the prior written consent of the Company’s Board of Directors (the “Board”), accept other employment or engage in other business activities during Employee’s employment with the Company that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Employee may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of Employee’s duties and responsibilities hereunder.

1.2No Restrictions. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

1.3Location. Employee’s employment will be based at the Company’s corporate headquarters. Employee acknowledges and agrees that Employee’s position, duties and responsibilities may require regular travel, both in the U.S. and internationally.

2.Term. Unless terminated at an earlier date in accordance with Section 5, the term of Employee’s employment with the Company under the terms and conditions of this Agreement will be for the period commencing on the Effective Date and ending on the two (2) year anniversary of the Effective Date (the “Initial Term”). On the two (2) year anniversary of the Effective Date, and on each succeeding one (1) year anniversary of the Effective Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 5 or unless either Party gives written notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the Party providing such notice elects not to extend the Term; provided, however, that if a Change in Control (as defined in Section 6.5) occurs during the Initial Term or during any Renewal Term then the Term will expire on the one (1) year anniversary of the date of the Change in Control. The Initial Term together with any Renewal Terms is the “Term.” If Employee remains employed by the Company after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Company from time to time (provided that any provisions of this Agreement and the Restrictive Covenants Agreement (as defined in Section 3) that by their terms survive the termination of the Term shall remain in full force and effect).

3.Restrictive Covenants Agreement. On the Effective Date, Employee is executing a Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement, in the form of Exhibit A attached hereto and made a part hereof (the “Restrictive Covenants Agreement”). Employee acknowledges and agrees that the Company’s execution of this Agreement and agreement to employ Employee are conditioned upon Employee executing the Restrictive Covenants Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.

4.Compensation, Benefits and Business Expenses.

4.1Base Salary. As of the Effective Date, the Company agrees to pay Employee an annualized base salary of USD$200,000.00 (the “Base Salary”), which Base Salary will be earned by Employee on a pro rata basis as Employee performs services and which shall be paid according to the Company’s normal payroll practices. For each of the Company’s fiscal years during the Term, the Company’s Chief Executive Officer will conduct a periodic review of Employee and, based on that review and the Chief Executive Officer’s discretion, establish Employee’s Base Salary in an amount not less than the Base Salary in effect for the prior year, unless Employee’s Base Salary is reduced as part of a general reduction in the base salaries for all officers of the Company and in substantially the same proportion as the reduction in the base salaries for all officers of the Company. The review contemplated by this Section 4.1 need not be formal, nor need it be conducted on or before a specific date.

4.2Annual Incentive Compensation. For each of the Company’s fiscal years during the Term, Employee may be eligible to earn an annualized cash bonus if and in an amount determined by the Company’s Chief Executive Officer in his or her discretion and subject to the terms of any written document addressing such annual cash bonus as the Company’s Chief Executive Officer may adopt in his or her sole discretion. Unless specified otherwise a written annual cash bonus document applicable to Employee, Employee must be employed on the date any annual cash bonus is paid in order to earn and receive each such bonus.

4.3[Reserved.]

4.4Employee Benefits. While Employee is employed by the Company during the Term, Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Company, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.

4.5Paid Time Off. While Employee is employed by the Company during the Term, Employee shall have available unlimited personal time off in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company. Paid time off is intended to be used, not stored, and these days shall in no event be converted to cash, nor shall any unused days be paid to Employee upon termination of his employment under this Agreement.

4.6Business Expenses. While Employee is employed by the Company during the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.Termination of Employment.

5.1Termination of Employment Events. Employee’s employment with the Company is at-will. Employee’s employment with the Company will terminate immediately upon:

(a)	The date of Employee’s receipt of written notice from the Company of the termination of Employee’s employment (or any later date specified in such written notice from the Company);
(b)	Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Employee);
(c)	Employee’s Disability (as defined below); or
(d)	Employee’s death.

5.2Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Sections 6.1 or 6.2 only, with respect to the timing of the Pre-CIC Severance Payments or the Post-CIC Severance Payment (as applicable), the Pre-CIC Benefits Continuation Payments or the Post-CIC Benefits Continuation Payments (as applicable), the Outplacement Payments, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

5.3Resignation From Positions. Unless otherwise requested by the Board in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

6.Payments Upon Termination of Employment.

6.1Termination of Employment Without Cause or for Good Reason During the Term and Before the First Change in Control. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause (as defined in Section 6.4), or by Employee for Good Reason (as defined in Section 6.6), and the Termination Date occurs before the first Change in Control to occur during the Term, then the Company shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.9,

(a)

pay to Employee as severance pay an amount equal to fifty percent (50%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll cycle during the twelve (12) month period immediately following the Termination

Date, provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the 45th calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty-five (45) days after the Termination Date and included with the installment payable on such payroll date (the “Pre-CIC Severance Payments”); and

(b)

if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the six (6) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (“Pre-CIC Benefits Continuation Payments”).

6.2Termination of Employment Without Cause or for Good Reason During the Term and Within Twelve (12) Months After the First Change in Control. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause, or by Employee for Good Reason, and the Termination Date occurs on the date of the first Change in Control to occur during the Term or before the twelve (12) month anniversary of such Change in Control, then the Company shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.9,

(a)

pay to Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 6.9) but in no event later than seventy-five (75) days after the Termination Date (the “Post-CIC Severance Payment”); provided, however, if the Post-CIC Severance Payment could be made in two different calendar years based on the date on which Employee signs the Release and all rescission periods identified in the Release expire, then the Post-CIC Severance Payment shall be paid in a lump sum in the second calendar year but no later than March 15 of such calendar year;

(b)

if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the twelve (12) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (“Post-CIC Benefits Continuation Payments”); and

(c)

pay up to $10,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

6.3Other Termination of Employment Events. If Employee’s employment with the Company is terminated by the Company or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Company is terminated during the Term by reason of:

(a)	Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason;
(b)	termination of Employee’s employment by the Company for Cause; or
(c)

Employee’s death or Disability, then the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.4Cause Defined. “Cause” hereunder means:

(a)	Employee’s material failure to perform his job duties competently as reasonably determined by the Board;
(b)	gross misconduct by Employee which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to the Company;

(c)	fraud, misappropriation, or embezzlement by Employee;
(d)	an act or acts of dishonesty by Employee and intended to result in gain or personal enrichment of Employee at the expense of the Company;
(e)

Employee’s conviction of or plea of nolo contendere to a felony regardless of whether involving the Company and whether or not committed during the course of Employee’s employment, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b);

(f)	Employee’s violation of the Company’s Code of Conduct, Employee Handbook or other material written policy, as reasonably determined by the Board; or
(g)	the material breach of this Agreement of the Restrictive Covenants Agreement by Employee.

With respect to Section 6.4(a) and Section 6.4(f), the Company shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Board, and identify with specificity the action needed to cure within fifteen (15) days of Employee’s receipt of written notice from the Company. If the Company terminates Employee’s employment for Cause pursuant to this Section 6.4, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.5Change in Control Defined. “Change in Control” hereunder has the same meaning such term has in the Vireo Health International Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).

6.6Good Reason Defined. “Good Reason” hereunder means the initial occurrence of any of the following events without Employee’s consent:

(a)	a material diminution in the Employee’s responsibilities, authority or duties or a change in his title;
(b)	a material diminution in the Employee’s salary, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions;
(c)	a relocation of the Employee’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date; or
(d)	the material breach of this Agreement by the Company. provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Employee, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

6.7Disability Defined. “Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.

6.8The Company’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company to provide Employee with severance pay or benefits shall be its obligation to make the payments called for by Section 6.1 or Section 6.2, as the case may be, and the Company shall have no other severance-related obligation to Employee or to Employee’s beneficiary or Employee’s estate. For avoidance of doubt, nothing in this Section 6.8 affects Employee’s right to receive any amounts due under the terms of any employee benefit plans or programs (other than any severance-related plan or program) then maintained by the Company in which Employee participates.

6.9Conditions To Receive Payments. Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to make the Pre-CIC Severance Payments or Pre-CIC Benefits Continuation Payments under Section 6.1, or the Post-CIC Severance Payment, Post-CIC Benefits Continuation Payments or Outplacement Payments under Section 6.2, to or on behalf of Employee unless (a) Employee signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Employee and the Company.

7.Anticipatory Termination without Cause. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause or by Employee for Good Reason, and a Change in Control occurs (i) within six (6) months after Employee’s Termination Date or (ii) within one year after Employee’s Termination Date, pursuant to an agreement executed within sixty (60) days after Employee’s Termination Date, then Employee shall receive an additional cash payment equal to fifty percent (50%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) days after the date of such Change in Control.

8.Section 409A and Taxes Generally.

8.1Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld by the Company from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations,

Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.

8.2Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a)

all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b)

the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Sections 10(a), 10(b) or 10(c), and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 6.1 or Section 6.2 shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c)

in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d)

to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e)

to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f)

the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

9.Miscellaneous.

9.1Integration. This Agreement and the Restrictive Covenants Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Employee by the Company; provided, however, this Agreement and the Restrictive Covenants Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

9.2Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

9.3Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

9.4Employee’s Representations. Employee represents that Employee is not subject to any agreement or obligation that would prevent or limit Employee from entering into this Agreement or that would be breached upon performance of Employee’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Employee possesses any information that Employee knows or should know is considered by any third party, such as a former employer of Employee’s, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Company or use such information to benefit the Company in any way.

9.5Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

9.6Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 9.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

9.7Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

9.8Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

9.9Opportunity to Obtain Advice of Counsel.Employee acknowledges that Employee has been advised by the Company to obtain legal advice prior to executing this Agreement, and that Employee had sufficient opportunity to do so prior to signing this Agreement.

9.10280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 9.10 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 9.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.10. Any reduction in payments and/or benefits required by this Section 9.10 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date: 12/31 , 2020	/s/ Kyle Kingsley
By: Kyle Kingsley
Its: Chief Executive Officer

EMPLOYEE:

Date: 12/31 , 2020	/s/ Patrick Peters
Patrick Peters

[Signature Page to Employment Agreement]

Exhibit A

to Employment Agreement

Confidential Information, Intellectual Property Rights, Non-Competition
and Non-Solicitation Agreement

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made and entered into by and between Vireo Health, Inc., a Delaware corporation (“Company”) and Patrick Peters (“Employee”), as of December 1, 2020 (the “Effective Date”). Each of Company and Employee hereinafter may be referred to individually as a “Party” or, collectively, as the “Parties.” In consideration of Employee’s employment with Company, the compensation Employee will earn in connection with such employment, Company entering into an Employment Agreement with Employee (the “Employment Agreement”), Company providing Employee with ongoing access to Confidential Information (as defined below), and other good and valuable consideration, the sufficiency and receipt of which Employee acknowledges, Employee agrees as follows:

1.Confidential Information

1.1

Confidential Information and Trade Secrets Defined. Employee hereby acknowledges and understands the term “Confidential Information” means any data, information, or material of Company or its owners or its Affiliates relating directly or indirectly to Company or its owners or Affiliates: clients and customers or potential clients and customers (collectively “Customer(s)”); competitors; vendors; advertisers; employees; contractors; suppliers; or business partners, that is discovered or developed by, or disclosed to, Employee through Employee’s relationship with Company, that is not generally ascertainable from public information, whether it is expressly identified as “confidential” or “trade secret,” that includes, but is not limited to: financial information; invoices; business plans; business and contract applications; contracts; forms; research; price lists; marketing materials; advertising materials and developments; sales materials and reports; copyrighted materials; Trade Secrets; the particular needs and requirements of Customers; identities of potential Customers; and all accompanying Customer data. Employee hereby acknowledges and understands the term “Trade Secret(s)” includes, but is not limited to, a confidential, proprietary, and/or sensitive: formula; software; methodology; model; architecture; pattern; compilation; program; device; method; technique; or process, that is discovered, developed in whole or part by Employee, or disclosed to Employee, through Employee’s relationship with Company, including any information, data, or material concerning the Business (as defined in Subsection 3.2), and all other information related to Company and its owner and Affiliates businesses, that is not generally known and readily ascertainable by proper means by any other person and/or Employee. This includes, but is not limited to, all inventions or discoveries made by Employee and/or Company (or its owners or Affiliates) resulting in whole or part from Employee’s relationship with Company. The term “Trade Secret(s)” also includes, but is not limited to, Customer lists, invoices and reports containing specifically developed information, such as the name, address, phone number, buying history and other traits of Customers, along with any other information that Company derives a competitive advantage from and that Company makes reasonable efforts to maintain as secret. For purposes of this Agreement, “Affiliates” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or has been or is controlled by, or is under common control with, Company, including without limitation Vireo Health International, Inc.

1.2

Use & Restriction. Employee acknowledges that Employee has had and will continue to have access to and be provided with Confidential Information in connection with performing services for Company. Employee expressly recognizes that the efficacy and profitability of Company and its owners and Affiliates is dependent in part upon Employee’s protection of the Confidential Information. Employee may use the Confidential Information solely in connection with performing services for Company and its owners and Affiliates. To ensure the continued confidentiality of the Confidential Information, Employee agrees to hold the Confidential Information in strict confidence. Employee shall not, either during Employee’s relationship with Company, or for such period as such information remains Confidential Information after termination, disclose or use for Employee’s own benefit or for the benefit of any other individual or third party, directly or indirectly, any of the Confidential Information, except as such disclosure or use is expressly authorized by Company in writing. Employee hereby agrees to adhere to the method and form of protection of Confidential Information required by Company, subject to change at Company’s sole discretion. Employee shall not communicate any Confidential Information, even in furtherance of Company’s business, to any individual or third party not privy to the Confidential Information, without express consent by Company and the individual or third party’s agreement to be bound by confidentiality terms that adequately protect Company’s Confidential Information.

1.3

Exceptions. The confidentiality and restriction on the use of Confidential Information under this Agreement shall not apply to Confidential Information to the extent that such Confidential Information: is now, or hereafter becomes, through no breach of this Agreement by Employee, generally known or available to the public; was known to Employee without an obligation to hold it in confidence prior to the time such Confidential Information was disclosed to Employee by Company; is disclosed or used, as applicable, with the prior written consent of Company and in accordance with any limitations or conditions on such disclosure or use that may be imposed in such written consent; or was or is independently developed by Employee without any use of or reference to the Confidential Information. In addition, notwithstanding any other language in this Agreement to the contrary, Employee understands that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

1.4

Required Disclosure. The confidentiality obligations under this Agreement shall not apply to Confidential Information to the extent that such Confidential Information is required to be disclosed pursuant to the order or requirement of a court, administrative agency, or other authority, or otherwise by operation of applicable law. In the event of such order or requirement, Employee, if and to the extent permitted by law, shall give Company written notice thereof and of the Confidential Information to be disclosed as soon as practicable prior to disclosure of such Confidential Information and shall provide such reasonable assistance as Company may request, at Company’s sole expense, in seeking a protective order or other appropriate relief in order to protect the confidentiality of the Confidential Information.

1.5

Other Nondisclosure Agreements. In the event that Company is subject to the terms of any confidentiality or nondisclosure agreement relating to some or all of the Confidential Information that imposes greater restrictions on the disclosure and/or use of such Confidential Information, then Employee shall comply with such greater restrictions to the extent that Employee is made aware of them.

1.6

Property of Company. Employee specifically acknowledges and understands that all Confidential Information and all of Company’s and its owners and its Affiliates strategies and files, including, but not limited to, computer data, reports, materials, records, documents, notes, memoranda, and other items, and any originals or copies thereof, related to the business of Company or its owners or its Affiliates, which Employee either is provided, prepares, uses, or simply acquires during the term of this Agreement, are and shall remain the sole and exclusive property of Company and, to the extent applicable, shall not be removed from Company’s premises without the prior consent of Company.

1.7

Return or Destroy Confidential Information. Employee agrees, immediately upon the termination of the relationship between Employee and Company for any reason or upon earlier request by Company to make a diligent search for any and all documents, computer discs, electronic files, software, tapes, computer printouts, or any other material constituting Confidential Information described in this Section 1, and shall: cease using the Confidential Information; promptly return to Company or destroy all Confidential Information and any copies thereof; and certify in writing that Employee has complied with the obligations of this Subsection 1.7.

1.8

Return of Company Property. Employee agrees, immediately upon the termination of the relationship between Employee and Company for any reason or upon earlier request by Company to promptly deliver to Company all Company property not covered by Subsection 1.7.

2.Intellectual Property

2.1

Prior Inventions. Any intellectual property, including, but not limited to, any ideas, inventions, patents, trademarks, service marks, copyrights, creations, know how, work product, and other developments or improvements, if any, patented or unpatented, that Employee, alone or with others, conceived, created, invented, developed, reduced to practice, or caused to be conceived and or caused to be reduced to practice prior to the earlier of (a) commencement of Employee’s employment with Company or (b) when Employee first provided services to Company, is listed on Schedule 1 attached hereto (“Prior Inventions”).

2.2

Ownership. Except with respect to Prior Inventions, all right, title, and interest of every kind and nature, whether now known or unknown, in and to any and all intellectual property, including, but not limited to, any ideas, inventions, patents, trademarks, service marks, copyrights, creations, know how, work product, properties and other developments or improvements, patented or unpatented, conceived, created, invented, written, developed, furnished, produced, disclosed, reduced to practice, or caused to be conceived and or caused to be reduced to practice in whole or in part, alone or with others, whether or not during working hours, by Employee during the term of Employee’s employment with Company and for six (6) months thereafter, that are within the scope of Company’s business operations or that relate to any of Company’s work or projects, will, as and between Company and Employee, be and remain the sole and exclusive property of Company for any and all purposes and uses, and Employee hereby agrees to assign and assigns all rights thereto to Company. Intellectual property may be in any form including, but not limited to, written, oral, electronic, digital, or other form.

2.3

Work Made for Hire. Any work of Employee for which a copyright could be claimed developed in the course of employment with the Company will be deemed “work made for hire” under federal copyright law and all ownership rights to such work belong exclusively to Company. To the extent any invention does not qualify as a work for hire under applicable law, and to the extent any invention is subject to copyright, patent, trade secret, or other proprietary right protection, Employee hereby assigns, and agrees to assign, all rights therein to Company.

2.4

Pre-Existing Work. If, in the course of Employee’s relationship with Company, Employee has used or uses, has relied upon or relies upon, has provided or provides, or has incorporated or incorporates any Prior Invention or any other intellectual property Employee owns, or in which Employee has had or has an interest, into any idea, invention, patent, trademark, service mark, copyright, creation, know how, work product, and other development or improvement conceived, created, invented, written, developed, furnished, produced, or disclosed in whole or in part, alone or with others, whether or not during working hours, by Employee during the term of Employee’s employment with Company, Employee hereby grants Company, under all of Employee’s intellectual property and proprietary rights, the following worldwide, non-exclusive, perpetual, irrevocable, royalty free, fully paid up rights: (a) to make, use, copy, modify, and create derivative works of such intellectual property; (b) to publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell, and sell, rent, lease or lend copies of the intellectual property, and derivative works of the intellectual property; and (c) to sublicense the rights in this Subsection 2.3 to third parties.

2.5

Required Undertakings. Employee agrees, both while an employee of Company and thereafter, to assist Company and its owners and Affiliates, at Company’s expense, in any and all attempts to obtain patents, copyrights, and/or trademarks or other intellectual property protection on any work Employee participated in developing and agrees to execute all documents necessary to obtain such rights in the name of or to transfer such rights to Company. If, because of Employee’s mental or physical incapacity or for any other reason whatsoever, Company is unable to secure Employee’s signature to apply for or pursue any patents, copyrights, or other protection for any invention assigned to

Company under this Agreement or otherwise, Employee irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for Employee and on Employee’s behalf and stead to file any applications and to do all other lawfully-permitted acts to further the prosecution and issuance of any patents, copyrights, or other protections with the same legal force and effect as if executed by Employee.

2.6

Limited Exclusion. This Section 2 does not apply to any inventions or intellectual property for which no equipment, supplies, facility or Confidential Information of Company was used, and which was developed entirely on Employee’s own time, and (a) which does not relate (i) directly or indirectly to the business of Company or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for Company.

3.Non-competition and Non-solicitation

3.1

No Existing Restrictions. Employee represents and warrants that Employee is not a party to any confidentiality agreement, non-competition agreement, non-solicitation agreement, intellectual property rights agreement, or any other agreement with any former employer or other entity that in any way prohibits or inhibits Employee’s ability to (a) be employed by Company; (b) perform services for Company; (c) enter into this Agreement; or (d) comply with Employee’s obligations under this Agreement.

3.2

Non-competition and Non-solicitation. Employee acknowledges that Company is engaged in the business of the promotion, manufacture, cultivation, marketing or distribution of cannabis (the “Business”). Employee agrees that during the term of Employee’s employment with Company and for twelve (12) consecutive months from the date of the termination of such employment (the “Restricted Period”), regardless of the reason for such termination and whether such termination is at the initiative of Employee or Company, Employee will not, directly or indirectly, individually or in connection with other individuals or entities, without the prior written consent of Company:

(a)

Other than on behalf of Company, anywhere within a Market Area (as defined herein) in which Company or any of its Affiliates is then operating or doing business or in which the Company has then or within the prior six (6) months identified an intention of doing business (as confirmed by reasonable written support including, but not limited to, having begun the application or certification process to enable such Company or an Affiliate to do business in such Market Area) (the “Restricted Area”), control, manage, operate, be employed or engaged by, or otherwise participate, assist, or engage in business as, or own an interest in or provide financial or other assistance to, or permit Employee’s name to be used in connection with, any individual proprietorship, partnership, corporation, joint venture, trust or any other form of business entity, if such entity is engaged, in whole or in part, in business or operations that compete with or that is the same as or substantially similar to the Business or that compete with or that is the same as or substantially similar to any other business then engaged in by Company or Company’s owners or Affiliates, in in the Restricted Area; provided, however, this

Section 3.2(a) does not prohibit or restrict Employee from holding a passive investment of not more than one percent (1%) of the outstanding shares of the capital stock of any publicly held corporation. For purposes of this Agreement, “Market Area” shall mean an imaginary circle with a fifty-mile radius centered on a cultivation, manufacturing, or retail facility operated by the Company or its Affiliate, or such smaller area as may be finally determined by a court of competent jurisdiction to be a reasonable area from which to exclude Employee from engaging in a competitive activity;

(b)

Other than on behalf of Company, solicit any person who is then an employee, contractor, or consultant of Company, or Company’s owners or Affiliates, or who was an employee, contractor, or consultant of Company, or Company’s owners or Affiliates, within the prior six (6) months, to perform services, as an employee, contractor, consultant or otherwise, or take any actions which are intended to persuade any such employee, contractor, or consultant of Company, or Company’s owners or Affiliates, to terminate his or her association with Company or Company’s owners or Affiliates; or

(c)

Other than on behalf of Company, solicit any then-current customer, potential customer, affiliate, or strategic partner of, or investor in, Company, for business that is the same as or substantially similar to, or otherwise competes with, the Business or with any other business then engaged in by Company or Company’s owners or Affiliates in the Restricted Area, or otherwise interfere with the relationships of Company, or Company’s owners or Affiliates, with any then-current customer, potential customer, affiliate, or strategic partner of, or investor in, Company, or Company’s owners or Affiliates, or otherwise seek to cause a change in any such relationships.

3.3

Notice. Employee agrees that during the Restricted Period Employee will notify Company, in writing, of any opportunities that may involve a competitive activity or opportunity as set forth in Subsection 3.2(a) prior to accepting an offer to perform such services.

3.4

Affirmative Disclosure Obligation. Employee agrees that during the Restricted Period Employee will disclose the existence and terms of this Agreement to any prospective third party or other contracting party for whom Employee is considering providing services that constitute a competitive activity as set forth in Subsection 3.2.

3.5

Reasonableness. Employee agrees that the covenants contained in this Section 3 are necessary to protect Company’s legitimate and protectable business interests and are reasonable with respect to their duration and scope. If, at the time of enforcement of this Section 3, a court holds that any restriction identified herein is unreasonable under the circumstances then existing, Company and Employee agree that such restriction shall be modified by the court such that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope identified herein.

3.6	Tolling. In the event that Employee violates any provision of this Section 3 to which there is a specific time period during which Employee is prohibited from taking certain actions or from engaging in certain activities as set forth herein, a violation of this Section 3 will toll the running of that time period from the date the violation commences until the date of its cessation. The period of time will also be tolled during any time period required for litigation during which Company seeks to enforce this Section 3.

4.Non-disparagement

Subject to Section 6, Employee agrees that during and after Employee’s period of employment with Company Employee will not, publicly or privately, disparage or defame Company or its Affiliates, or any of Company’s or its Affiliates’ employees, officers, governors, members or agents.

5.Injunctive Relief

In the event of a breach or threatened breach of any covenant in Sections 1, 2, 3 or 4, Employee agrees that Company will be irreparably harmed, that money damages alone cannot adequately compensate Company, and that Company shall be entitled to temporary and injunctive relief as well as all applicable remedies at law or in equity available to Company against Employee including, but not limited to, reasonable attorneys’ fees and costs incurred in bringing any action against Employee or otherwise enforcing the terms of this Agreement. Employee further agrees that in any such action, Company shall be entitled to relief without posting any bond or security.

6.No Unlawful Restriction

Employee understands and agrees that nothing in this Agreement is intended to or will prevent or interfere with Employee’s ability or right to (a) provide truthful testimony if under subpoena to do so, (b) file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, (c) engage in any conduct protected under the National Labor Relations Act, or (d) respond to a subpoena, court order or as otherwise provided by law.

7.Miscellaneous

7.1

At Will Employment. Employee’s employment with Company is “at will,” which means it may be terminated at any time, with or without notice and for any or no reason, at the option of either Employee or Company.

7.2

Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties, except that the duties and responsibilities of Employee under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

7.3

Severability. Subject to Subsection 3.5, if any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

7.4

Entire Agreement. This Agreement and the Employment Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Employee by Company; provided, however, this Agreement and the Employment Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan (as defined in the Employment Agreement) or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

7.5

Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

7.6

Choice of Jurisdiction. Employee and Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

7.7

Attorneys’ Fees. In the event of any litigation or other proceeding concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement, the breach hereof or the interpretation hereof, the prevailing party will be entitled to recover from the other party reasonable expenses, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the party in whose favor a judgment is rendered. Further, in the event of any breach by Employee under this Agreement, Employee shall pay all the expenses and attorneys’ fees incurred by Company in connection with such breach, whether or not any litigation is commenced.

7.8

Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts or counterparts delivered by electronic transmission (e.g., .PDF attachment)), each of which shall be an original, but all of which together shall constitute one instrument.

* * * * *

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first above written.

Vireo Health, Inc.

By:
Name: Kyle Kingsley
Title: Chief Executive Officer

EMPLOYEE

/s/ Patrick Peters
Patrick Peters

SCHEDULE 1

PRIOR INVENTIONS

TO:	Vireo Health, Inc.

FROM:

DATE:

SUBJECT:PRIOR INVENTIONS

1.Except as listed in Section 2 below, the following is a complete and accurate list of all intellectual property, including, but not limited to, any ideas, inventions, patents, trademarks, service marks, copyrights, creations, know how, work product, and other developments or improvements, if any, patented or unpatented, which I, alone or with others, conceived, created, invented, developed, reduced to practice, or caused to be conceived and or caused to be reduced to practice prior to the commencement of my employment or other relationship with Vireo Health, Inc.:

  I have no Prior Inventions to disclose

  Please see below:

  Additional Sheets Attached

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Prior Inventions generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following Party (ies):

	Prior Invention	Party(ies)	Relationship
1.
2.
3.

  Additional Sheets Attached